

                                                           THE UPJOHN COMPANY AND CONSOLIDATED SUBSIDIARIES
                                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                     (Dollar amounts in thousands)


                                                                                    Year Ended December 31,
                                                            1993              1992           1991            1990           1989
Earnings from continuing operations before accounting
  changes, income taxes and minority equity               $490,422          $696,707       $715,553        $651,800       $477,100

Less:  Equity in undistributed net income (loss) of
         companies owned less than 50%                       3,119             2,212          1,455           1,742            (1)
                                                          --------          --------       --------        --------       --------
                                                           487,303           694,495        714,098         650,058        477,101

Add:  Amortization of previously capitalized interest        4,009             3,799          3,109           2,922          2,669

Fixed charges included in the above:
  Interest and amortization of debt expense                 58,381            58,155         46,851          53,502         31,693

  Rental expense representative of an interest factor       13,914            13,095         10,800          10,940          9,462
                                                          --------          --------       --------        --------       --------
Earnings from continuing operations before accounting changes,
  income taxes, minority equity and fixed charges         $563,607          $769,544       $774,858        $717,422       $520,925
                                                          ========          ========       ========        ========       ========
Interest incurred and amortization of debt expense          74,080            69,163         59,920          61,146         37,919

Rental expense representative of an interest factor         13,914            13,095         10,800          10,940          9,462
                                                          --------          --------       --------        --------       --------
Total fixed charges                                        $87,944           $82,258        $70,720         $72,086        $47,381
                                                          ========          ========       ========        ========       ========
Ratio of earnings to fixed charges                            6.41              9.36          10.96            9.95          10.99
                                                          ========          ========       ========        ========       ========
